Daktronics, Inc. Announces First Quarter Fiscal 2015 Results

Brookings, S.D. – August 26, 2014 - Daktronics, Inc. (NASDAQ - DAKT) today reported fiscal 2015 first quarter net sales of $166.6 million, operating income of $13.6 million and net income of $8.7 million, or $0.20 per diluted share, compared to net sales of $138.7 million, operating income of $8.6 million and net income of $5.7 million, or $0.13 per diluted share, for the first quarter of fiscal 2014.   Fiscal 2015 first quarter orders were $160.7 million compared to $159.3 million for the first quarter of fiscal 2014. Backlog at the end of the fiscal 2015 first quarter was $165 million, compared with a backlog of $167 million a year earlier and $172 million at the end of the fourth quarter of fiscal 2014. Fiscal 2015 is a 53-week year and Fiscal 2014 was a 52-week year. The extra week of Fiscal 2015 fell within the first quarter, resulting in a 14-week quarter versus a 13-week quarter comparison. For comparison, sales revenue paced at $11.9 million per week in Fiscal 2015 as compared to $10.7 million during the same time last year and all operating expenses were impacted with an additional week of expenses.

Free cash flow, defined as cash provided by operations less net purchases of property and equipment, was $19.8 million for the first three months of fiscal 2015, compared to $(8.6) million for the same period in fiscal 2014.  Cash and marketable securities at the end of the first quarter of fiscal 2015 were $86.6 million, which compares to $46.8 million at the end of the first quarter of fiscal 2014 and $71.0 million at the end of fiscal 2014.

“Our first quarter is historically one of the busiest quarters as we produce, deliver, and install for outdoor sports venues and other outdoor systems during the summer construction season. This year was no exception. Significant work was performed during the quarter for sports related projects including installations for the Jacksonville Jaguars, Cleveland Browns, and University of Arizona, Phoenix. Our mix of sales included higher custom video systems and subcontracted installation work which lowered overall gross margin. This lower margin was offset by a gain in the sale of our rigging division assets. Operating income for the first quarter of fiscal 2015 was 8.1 percent of sales as compared to 6.2 percent of sales in the same period last year. Operating income in dollars increased due to an increase in sales volume, an extra week included in the quarter, the sale of our rigging division assets, and the maintenance of operating costs on a consistent cost per week as compared to last year.

Orders for the quarter were down compared to the fiscal 2014 13 week run rate, however, we continue to be optimistic about the pipeline and opportunities for video system projects as well as our more standard products in the market place. We are pleased with the increase in the high school market's orders which were driven by demand for larger systems and growth in the number of displays as compared to last year. We were also successful in the commercial market's spectacular niche, which includes video projects for New York Time's Square and the Las Vegas market, during the quarter as we continue to see more projects becoming available in that niche as compared to prior years" said Reece Kurtenbach, president and chief executive officer.

Outlook
Reece Kurtenbach added, “We are entering into the second quarter with a solid backlog and with a strong pipeline of opportunities. We continue to see our Live Events business sustaining the fiscal 2014 sales levels in fiscal 2015 due to the continued interest in large video systems in this marketplace. We also are optimistic in our Commercial spectacular business, with some increase in demand in our on premise and third party advertising applications. In International, we see opportunities for growth in all regions as compared to last fiscal year as activity levels are high worldwide. In the other units, we are seeing modest growth opportunities.

We announced earlier this month the expansion of our international transportation business through the purchase of Data Display, a European based company focused on the design and manufacture of transportation displays. We believe Daktronics and Data Display complement each other well and we are looking for opportunities to grow as we integrate our operations over the coming months. Daktronics is active in the transportation business, mainly in the United States, and we have a global presence with offices and people in many countries. Adding the strengths of Data Display will allow our combined organizations to better serve transportation customers world-wide and broaden our leadership position on a global scale.

We remain focused on continual improvement of the operation of our business, which directly impacts profitability. We are investing in quality and reliability systems in the manufacturing and supply chain areas; our investment in product development also continues as we focus on robust solutions for Sport, Advertising, and Transportation applications. For fiscal 2015, we plan to invest $25 million for capital projects including the $4 million expansion of our Minnesota manufacturing facility (nearing completion), new manufacturing equipment for various new product lines as well as machines upgrades, and in our information technology infrastructure."

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, High School Park and Recreation and Transportation, and one International business unit. For more information, visit the company's World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States or write to the company at 201 Daktronics Dr., PO Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions and other risks noted in the company's SEC filings, including its Annual Report on Form 10-K for its 2014 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Sheila Anderson, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Daktronics, Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	Three Months Ended
	August 2, 2014	July 27, 2013

Net sales	$166,618	$138,722
Cost of goods sold	123,215	103,221
Gross profit	43,403	35,501

Operating expenses:
Selling expense	15,046	13,617
General and administrative	7,937	7,299
Product design and development	6,803	5,989
	29,786	26,905
Operating income	13,617	8,596

Nonoperating income (expense):
Interest income	300	343
Interest expense	(68)	(115)
Other (expense) income, net	(172)	(392)

Income before income taxes	13,677	8,432
Income tax expense	4,932	2,712
Net income	$8,745	$5,720

Weighted average shares outstanding:
Basic	43,261	42,528
Diluted	43,641	42,766

Earnings per share:
Basic	$0.20	$0.13
Diluted	$0.20	$0.13

Cash dividends declared per share	$0.100	$0.120

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Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (in thousands)

	August 2, 2014	April 26, 2014
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and restricted cash	$61,140	$45,568
Marketable securities	25,479	25,398
Accounts receivable, net	86,511	82,500
Inventories, net	62,086	62,228
Costs and estimated earnings in excess of billings	28,681	33,400
Current maturities of long-term receivables	3,951	5,235
Prepaid expenses and other assets	8,393	6,758
Deferred income taxes	10,727	10,694
Income tax receivables	1,900	2,459
Total current assets	288,868	274,240

Long-term receivables, less current maturities	7,890	7,877
Goodwill	4,506	4,558
Intangibles, net	1,640	2,680
Advertising rights, net and other assets	1,005	826
Deferred income taxes	1,759	2,000
	16,800	17,941
PROPERTY AND EQUIPMENT:
Land	2,180	2,539
Buildings	61,647	59,363
Machinery and equipment	75,745	72,787
Office furniture and equipment	15,693	15,754
Computer software and hardware	46,428	45,329
Equipment held for rental	803	868
Demonstration equipment	7,326	7,532
Transportation equipment	5,012	4,823
	214,834	208,995
Less accumulated depreciation	145,330	143,725
	69,504	65,270
TOTAL ASSETS	$375,172	$357,451

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Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (continued) (in thousands)

	August 2, 2014	April 26, 2014
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$49,087	$45,913
Accrued expenses	24,857	23,462
Warranty obligations	14,878	14,476
Billings in excess of costs and estimated earnings	22,858	22,483
Customer deposits (billed or collected)	20,917	17,654
Deferred revenue (billed or collected)	8,566	7,722
Current portion of other long-term obligations	856	809
Income taxes payable	1,077	1,162
Deferred income taxes	26	27
Total current liabilities	143,122	133,708

Long-term warranty obligations	14,392	12,774
Long-term deferred revenue (billed or collected)	4,891	4,978
Other long-term obligations, less current maturities	3,591	2,871
Deferred income taxes	1	1
Total long-term liabilities	22,875	20,624
TOTAL LIABILITIES	165,997	154,332

SHAREHOLDERS' EQUITY:
Common stock	44,935	43,935
Additional paid-in capital	30,701	29,923
Retained earnings	133,688	129,266
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive income (loss)	(140)	4
TOTAL SHAREHOLDERS' EQUITY	209,175	203,119
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$375,172	$357,451

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Daktronics, Inc. and Subsidiaries Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Three Months Ended
	August 2, 2014	July 27, 2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,745	$5,720
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,625	3,757
Amortization	91	65
Amortization of premium/discount on marketable securities	49	59
(Gain) loss on sale of property, equipment and other assets	(1,132)	(31)
Share-based compensation	767	722
Excess tax benefits from share-based compensation	(11)	(3)
Provision for doubtful accounts	94	417
Deferred income taxes, net	207	(400)
Change in operating assets and liabilities	12,026	(14,924)
Net cash (used in) provided by operating activities	24,461	(4,618)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(8,146)	(4,042)
Proceeds from sale of property, equipment and other assets	3,509	68
Purchases of marketable securities	(1,522)	(1,187)
Proceeds from sales or maturities of marketable securities	1,389	500
Acquisition, net of cash acquired	(570)	(1,298)
Net cash used in investing activities	(5,340)	(5,959)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	187	293
Excess tax benefits from share-based compensation	11	3
Principal payments on long-term obligations	(21)	(3,374)
Dividends paid	(4,323)	(5,097)
Net cash used in financing activities	(4,146)	(8,175)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	29	246
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	15,004	(18,506)

CASH AND CASH EQUIVALENTS:
Beginning of period	45,054	40,628
End of period	$60,058	$22,122

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Daktronics, Inc. and Subsidiaries Net Sales and Orders by Business Unit (in thousands) (unaudited)

	Three Months Ended
	August 2, 2014	July 27, 2013
Net Sales:
Commercial	$39,782	$33,701
Live Events	75,674	55,077
High School Park and Recreation (formerly Schools & Theatres)	20,111	17,917
Transportation	13,313	13,042
International	17,738	18,985
	$166,618	$138,722
Orders:
Commercial	$41,773	$36,975
Live Events	57,205	67,400
High School Park and Recreation (formerly Schools & Theatres)	29,694	19,551
Transportation	11,302	13,969
International	20,705	21,388
	$160,679	$159,283

Reconciliation of Cash Flow Provided by Operating Activities to Free Cash Flow (in thousands) (unaudited)

	Three Months Ended
	August 2, 2014	July 27, 2013
Net cash provided by operating activities	$24,461	$(4,618)
Purchases of property and equipment	(8,146)	(4,042)
Proceeds from sales of property and equipment	3,509	68
Free cash flow	$19,824	$(8,592)

In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under U.S. generally accepted accounting principles (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.

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